U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     Form 5
        ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP OF SECURITIES

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

                                Virginia M. Lazar
                            Name of Reporting Person

                       3050 Post Oak Boulevard, Suite 1080
                              Houston, Texas 77056
                           Address of Reporting Person

                        Affiliated Resources Corporation
                       ARCX: OTC Electronic Bulletin Board
                         Issuer Name and Trading Symbol

                                  January 2000
                            Statement for Month/Year

                Executive Vice President and Corporate Secretary
                        Relationship of Reporting Person

Table I.  Non-Derivative Securities Beneficially Owned:

                          Common Stock, $.003 par value
                                Title of Security

                                     96,750
     Amount of Securities Beneficially Owned at End of Issuer's Fiscal Year

                                     Direct
                   Ownership Form of Non-Derivative Securities


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Table II.  Derivative Securities Beneficially Owned:

                          Common Stock, $.003 par value
                          Title of Derivative Security

                                    5/13/1998
                                Date Exercisable

                                    5/13/2003
                                Termination Date

                                  Stock Option
               Title of Securities Underlying Derivative Security

                                     500,000
               Amount of Securities Underlying Derivative Security

                                      $.10
                      Exercise Price of Derivative Security

                                     Direct
                     Ownership Form of Derivative Securities



Virginia M. Lazar

Date: February 7, 2000